Exhibit 99.1

FS Bancorp, Inc. Reports $7.4 Million of Net Income or $0.92 Per Diluted Share for 2024 and 3.7% Increase in Its Quarterly Dividend

MOUNTLAKE TERRACE, WA – January 21, 2025 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”), today reported fourth quarter net income of $7.4 million, or $0.92 per diluted share, compared to $9.8 million, or $1.23 per diluted share, for the comparable quarter one year ago. The decrease in net income during the fourth quarter of 2024, compared to the preceding quarter, was primarily due to a $420,000 tax benefit recorded during the preceding quarter, compared to a $2.5 million tax provision recorded for the fourth quarter of 2024.  The tax benefit for the third quarter of 2024 was due to $28.4 million of energy tax credits purchased during the third quarter related to the Inflation Reduction Act of 2022.  Net income for the year ended December 31, 2024 was $35.0 million, or $4.36 per diluted share, compared to $36.1 million, or $4.56 per diluted share for 2023.

“Despite economic volatility that has impacted interest rates for loans and deposits these past few years, we are proud to have, primarily through organic loan growth, surpassed $3 billion in total assets,” stated Joe Adams, CEO. “We are also thankful to our Board of Directors for increasing our forty-eighth consecutive quarterly cash dividend by $0.01 to $0.28 per common share.  The quarterly dividend will be paid on February 20, 2025, to shareholders of record as of February 6, 2025,” concluded Adams.

“Tangible book value (non-GAAP) per share was $36.02 at December 31, 2024, compared to $31.64 at December 31, 2023, a 13.8% increase year over year.  The focus on risk adjusted returns and growing tangible book value remains a mainstay for the Company's shareholders,” noted Matthew Mullet, President and CFO.

2024 Fourth Quarter and Year End Highlights

●	Net income was $7.4 million for the fourth quarter of 2024, compared to $10.3 million in the previous quarter, and $9.8 million for the comparable quarter one year ago;

●	Net interest margin (“NIM”) was 4.31% for the fourth quarter of 2024, compared to 4.35% in the previous quarter, and 4.24% for the comparable quarter one year ago;

●

Total deposits decreased $87.9 million, or 3.6%, to $2.34 billion at December 31, 2024, primarily due to a $107.9 million decrease in brokered deposits, compared to $2.43 billion at September 30, 2024, and decreased $182.9 million, or 7.3%, from $2.52 billion at December 31, 2023. Noninterest-bearing deposits were $638.2 million at December 31, 2024, $657.8 million at September 30, 2024, and $670.8 million at December 31, 2023;

●

Loans receivable, net increased $38.3 million, or 1.6%, to $2.50 billion at December 31, 2024, compared to $2.46 billion at September 30, 2024, and increased $100.5 million, or 4.2%, from $2.40 billion at December 31, 2023;

●

Consumer loans, of which 87.4% are home improvement loans, decreased $12.2 million, or 1.9%, to $620.2 million at December 31, 2024, compared to $632.4 million in the previous quarter and decreased $26.6 million, or 4.1% from $646.8 million in the comparable quarter one year ago. During the three months ended December 31, 2024, 81.2% of consumer portfolio originations for home improvement loans had a Fair Isaac Corporation (“FICO”) score above 720 and 80.7% were secured with a UCC-2 filing;

●

Borrowings increased $144.0 million, or 87.9%, to $307.8 million at December 31, 2024, compared to $163.8 million at September 30, 2024, and increased $214.1 million, or 228.3%, from $93.7 million at December 31, 2023;

FS Bancorp Q4 Earnings
January 21, 2025

●

A $2.5 million provision for income taxes was recorded during the fourth quarter of 2024, compared to a $420,000 tax benefit during the third quarter of 2024, as a result of $28.4 million of energy tax credits purchased during the third quarter of 2024;

●

Repurchased 35,000 shares of the Company's common stock in the fourth quarter of 2024 at an average price of $48.47 per share with $4.7 million remaining for future purchases under the existing share repurchase plan;

●

Book value per share increased $0.81 to $38.26 at December 31, 2024, compared to $37.45 at September 30, 2024, and increased $3.91 from $34.36 December 31, 2023.  Tangible book value per share (non-GAAP financial measure) increased $0.92 to $36.02 at December 31, 2024, compared to $35.10 at September 30, 2024, and increased $6.62 from $31.64 at December 31, 2023.  See, “Non-GAAP Financial Measures.”

●

Segment reporting in the fourth quarter of 2024 reflected net income of $7.4 million for the Commercial and Consumer Banking segment and a net loss of $39,000 for the Home Lending segment, compared to net income of $9.3 million and $1.0 million in the prior quarter, and net income of $10.0 million and net loss of $254,000 in the fourth quarter of 2023, respectively; and

●

Regulatory capital ratios at the Bank were 14.2% for total risk-based capital and 11.2% for Tier 1 leverage capital at December 31, 2024, compared to 13.4% for total risk-based capital and 10.4% for Tier 1 leverage capital at December 31, 2023.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below provide a summary of segment reporting at or for the three months and years ended December 31, 2024 and 2023 (dollars in thousands):

	At or For the Three Months Ended December 31, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,555	$2,559	$31,114
(Provision) recovery for credit losses	(1,597)	75	(1,522)
Noninterest income (2)	2,308	2,302	4,610
Noninterest expense (3)	(19,365)	(4,986)	(24,351)
Income (loss) before (provision) benefit for income taxes	9,901	(50)	9,851
(Provision) benefit for income taxes	(2,480)	11	(2,469)
Net income (loss)	$7,421	$(39)	$7,382
Total average assets for period ended	$2,383,885	$606,826	$2,990,711
Full-time employees ("FTEs")	447	115	562

FS Bancorp Q4 Earnings
January 21, 2025

	At or For the Three Months Ended December 31, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,405	$2,050	$30,455
Provision for credit losses	(939)	(463)	(1,402)
Noninterest income (2)	2,602	2,854	5,456
Noninterest expense (3)	(17,668)	(4,765)	(22,433)
Income (loss) before (provision) benefit for income taxes	12,400	(324)	12,076
(Provision) benefit for income taxes	(2,374)	70	(2,304)
Net income (loss)	$10,026	$(254)	$9,772
Total average assets for period ended	$2,395,363	$548,002	$2,943,365
FTEs	447	123	570

	At or For the Year Ended December 31, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$113,304	$9,801	$123,105
Provision for credit losses	(5,393)	(118)	(5,511)
Noninterest income (2)	9,227	12,329	21,556
Noninterest expense (3)	(77,615)	(19,954)	(97,569)
Income before (provision) benefit for income taxes	39,523	2,058	41,581
(Provision) benefit for income taxes	(6,733)	176	(6,557)
Net income	$32,790	$2,234	$35,024
Total average assets for period ended	$2,373,295	$591,236	$2,964,531
FTEs	447	115	562

	At or For the Year Ended December 31, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$111,737	$11,566	$123,303
Provision for credit losses	(3,494)	(1,280)	(4,774)
Noninterest income (2)	10,368	10,122	20,490
Noninterest expense (3)	(73,767)	(19,980)	(93,747)
Income before provision for income taxes	44,844	428	45,272
Provision for income taxes	(9,132)	(87)	(9,219)
Net income	$35,712	$341	$36,053
Total average assets for period ended	$2,315,806	$527,442	$2,843,248
FTEs	447	123	570

________________________

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three months and year ended December 31, 2024, the Company recorded a net decrease in fair value of $396,000 and a net increase in fair value of $52,000, respectively, as compared to net increases in fair value of $733,000 and $447,000 for the three months and year ended December 31, 2023, respectively.  As of December 31, 2024 and 2023, there were $12.7 million and $15.1 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs. For the three months and years ended December 31, 2024 and 2023, the Home Lending segment included allocated overhead expenses of $1.8 million and $6.6 million, compared to $1.4 million and $6.1 million, respectively.

FS Bancorp Q4 Earnings
January 21, 2025

Asset Summary

Total assets increased $59.0 million, or 2.0%, to $3.03 billion at December 31, 2024, compared to $2.97 billion at both September 30, 2024 and December 31, 2023. The increase in total assets at December 31, 2024, compared to September 30, 2024, was primarily due to increases of $53.0 million in securities available-for-sale (“AFS”), $38.3 million in loans receivable, net, and $6.1 million in FHLB stock, partially offset by decreases of $21.5 million in loans held for sale (“HFS”), $10.3 million in certificates of deposit (“CDs”) at other financial institutions, and $10.0 million in interest-bearing deposits at other financial institutions.  The increase in securities AFS was attributable to purchases of variable and shorter duration securities.  The increase in loans receivable, net was due to organic loan growth. The increase compared to December 31, 2023, was primarily due to increases in loans receivable, net of $100.5 million, other assets of $21.3 million, and FHLB stock of $13.5 million, partially offset by decreases in interest-bearing deposits at other financial institutions of $36.3 million, CDs at other financial institutions of $22.4 million, securities available-for-sale of $11.8 million, and mortgage servicing rights (“MSRs”) held for sale of $8.1 million.

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$345,317	13.6%	$352,933	14.1%	$366,328	15.1%
Construction and development	330,700	13.1	292,366	11.7	303,054	12.5
Home equity	75,147	3.0	75,063	3.0	69,488	2.9
One-to-four-family (excludes HFS)	617,322	24.4	591,666	23.7	567,742	23.3
Multi-family	245,222	9.7	238,462	9.6	223,769	9.2
Total real estate loans	1,613,708	63.8	1,550,490	62.1	1,530,381	63.0

CONSUMER LOANS
Indirect home improvement	541,946	21.4	552,226	22.2	569,903	23.4
Marine	74,931	3.0	76,845	3.1	73,310	3.0
Other consumer	3,304	0.1	3,346	0.1	3,540	0.1
Total consumer loans	620,181	24.5	632,417	25.4	646,753	26.5

COMMERCIAL BUSINESS LOANS
Commercial and industrial ("C&I")	287,014	11.3	296,773	11.9	238,301	9.8
Warehouse lending	12,918	0.4	15,249	0.6	17,580	0.7
Total commercial business loans	299,932	11.7	312,022	12.5	255,881	10.5
Total loans receivable, gross	2,533,821	100.0%	2,494,929	100.0%	2,433,015	100.0%

Allowance for credit losses on loans	(31,870)		(31,232)		(31,534)
Total loans receivable, net	$2,501,951		$2,463,697		$2,401,481

Loans receivable, net increased $38.3 million to $2.50 billion at December 31, 2024, from $2.46 billion at September 30, 2024, and increased $100.5 million from $2.40 billion at December 31, 2023. The increase in total real estate loans at December 31, 2024, compared to the prior quarter reflects increases in construction and development loans of $38.3 million, one-to-four-family loans (excluding loans HFS) of $25.7 million, and multi-family loans of $6.8 million.  These increases were partially offset by a $7.6 million decrease in commercial real estate loans. Consumer loans decreased $12.2 million primarily due to a $10.3 million decrease in indirect home improvement loans and $1.9 million decrease in marine loans.  Commercial business loans decreased $12.1 million, primarily as a result of a $9.8 million decrease in commercial and industrial (“C&I”) loans and $2.3 million decrease in warehouse lending.

FS Bancorp Q4 Earnings
January 21, 2025

A breakdown of commercial real estate (“CRE”) loans at the dates indicated were as follows:

(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
CRE by Type:	Amount	Amount	Amount
Agriculture	$3,834	$3,610	$3,799
CRE Non-owner occupied:
Office	39,697	40,672	42,739
Retail	36,568	36,070	38,691
Hospitality/restaurant	27,562	27,743	28,007
Self storage	19,111	19,130	21,381
Mixed use	17,721	17,881	19,331
Industrial	15,125	15,402	16,978
Senior housing/assisted living	7,565	7,621	8,505
Other (1)	6,631	6,684	8,365
Land	2,421	2,523	3,936
Education/worship	2,520	2,545	2,620
Total CRE non-owner occupied	174,921	176,271	190,553
CRE owner occupied:
Industrial	67,064	63,577	66,048
Office	42,223	42,156	41,495
Retail	20,718	19,968	22,020
Hospitality/restaurant	10,396	10,528	11,065
Other (2)	8,612	8,116	8,522
Car wash	—	9,575	7,767
Automobile related	7,325	8,874	7,530
Education/worship	4,608	4,609	4,606
Mixed use	5,616	5,649	2,923
Total CRE owner occupied	166,562	173,052	171,976
Total	$345,317	$352,933	$366,328

________________________

(1)

Primarily includes loans secured by mobile home parks totaling $766,000, $774,000, and $2.3 million, RV parks totaling $685,000, $689,000, and $699,000, automobile-related collateral totaling $589,000, $594,000, and $608,000, and other collateral totaling $4.6 million, $4.6 million, and $4.4 million at December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

(2)

Primarily includes loans secured by gas stations totaling $1.5 million, $1.5 million, and $1.7 million, non-profit organization totaling $1.5 million, $901,000, and $922,000, and other collateral totaling $5.6 million, $5.7 million, and $5.5 million at December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

The following table includes CRE loans repricing or maturing within the next two years, excluding loans that reprice simultaneously with changes to the prime rate:

(Dollars in thousands)	For the Quarter Ended									Current Weighted
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,		Average
CRE by type:	2025	2025	2025	2025	2026	2026	2026	2026	Total	Rate
Agriculture	$840	$424	$—	$312	$181	$—	$300	$—	$2,057	6.22%
Apartment	9,177	6,167	1,826	18,617	1,893	13,951	9,780	7,163	68,574	4.98%
Auto related	—	2,075	—	—	—	—	—	—	2,075	4.18%
Hotel / hospitality	572	1,203	1,326	—	116	1,286	—	—	4,503	4.39%
Industrial	891	583	—	10,243	581	173	1,615	—	14,086	4.26%
Mixed use	1,738	3,479	247	315	—	—	—	385	6,164	5.29%
Office	10,448	453	4,172	977	523	1,654	562	7,805	26,594	4.89%
Other	1,146	115	1,158	243	897	—	2,520	1,509	7,588	5.05%
Retail	1,883	984	72	—	451	3,261	—	3,448	10,099	4.25%
Senior housing and assisted living	—	—	—	—	2,172	—	—	—	2,172	4.75%
Total	$26,695	$15,483	$8,801	$30,707	$6,814	$20,325	$14,777	$20,310	$143,912	4.84%

FS Bancorp Q4 Earnings
January 21, 2025

A breakdown of construction loans at the dates indicated were as follows:

(Dollars in thousands)
	December 31, 2024		September 30, 2024
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction – retail	$8,079	2.4%	$8,710	3.0%
Commercial construction – office	4,979	1.5	4,737	1.6
Commercial construction – self storage	13,480	4.1	10,408	3.5
Commercial construction – car wash	—	—	7,807	2.7
Multi-family	30,945	9.4	30,931	10.6
Custom construction – single family residential and single family manufactured residential	42,040	12.7	43,528	14.9
Custom construction – land, lot and acquisition and development	7,862	2.4	8,220	2.8
Speculative residential construction – vertical	180,381	54.5	145,549	49.8
Speculative residential construction – land, lot and acquisition and development	42,934	13.0	32,476	11.1
Total	$330,700	100.0%	$292,366	100.0%

(Dollars in thousands)
	December 31, 2024		December 31, 2023
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction – retail	$8,079	2.4%	$—	—%
Commercial construction – office	4,979	1.5	4,699	1.5
Commercial construction – self storage	13,480	4.1	17,445	5.8
Commercial construction – car wash	—	—	7,742	2.5
Multi-family	30,945	9.4	56,065	18.5
Custom construction – single family residential and single family manufactured residential	42,040	12.7	47,230	15.7
Custom construction – land, lot and acquisition and development	7,862	2.4	6,377	2.1
Speculative residential construction – vertical	180,381	54.5	131,336	43.3
Speculative residential construction – land, lot and acquisition and development	42,934	13.0	32,160	10.6
Total	$330,700	100.0%	$303,054	100.0%

Originations of one-to-four-family loans to purchase and to refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended
	December 31, 2024		September 30, 2024
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$129,232	83.2%	$168,088	85.7%	$(38,856)	(23.1)%
Refinance	26,116	16.8	28,001	14.3	(1,885)	(6.7)%
Total	$155,348	100.0%	$196,089	100.0%	$(40,741)	(20.7)%

(Dollars in thousands)	For the Three Months Ended December 31,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$129,232	83.2%	$110,458	90.7%	$18,774	17.0%
Refinance	26,116	16.8	11,290	9.3	14,826	131.3%
Total	$155,348	100.0%	$121,748	100.0%	$33,600	27.6%

FS Bancorp Q4 Earnings
January 21, 2025

(Dollars in thousands)	For the Year Ended December 31,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$626,937	87.6%	$497,669	91.6%	$129,268	26.0%
Refinance	88,662	12.4	45,925	8.4	42,737	93.1%
Total	$715,599	100.0%	$543,594	100.0%	$172,005	31.6%

During the quarter ended December 31, 2024, the Company sold $138.9 million of one-to-four-family loans compared to $167.6 million during the previous quarter and $87.5 million during the same quarter one year ago. Gross margins on home loan sales increased to 3.14% for the quarter ended December 31, 2024, compared to 2.96% in the previous quarter and 3.09% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	December 31, 2024		September 30, 2024
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$627,679	26.8%	$641,270	26.4%	$(13,591)	(2.1)%
Interest-bearing checking (1)	176,561	7.5	165,944	6.8	10,617	6.4
Escrow accounts related to mortgages serviced (2)	10,479	0.5	16,483	0.7	(6,004)	(36.4)
Subtotal	814,719	34.8	823,697	33.9	(8,978)	(1.1)
Savings	154,188	6.6	151,364	6.2	2,824	1.9
Money market (3)	341,615	14.6	340,049	14.0	1,566	0.5
Subtotal	495,803	21.2	491,413	20.2	4,390	0.9
Certificates of deposit less than $100,000 (4)	440,257	18.8	533,441	22.0	(93,184)	(17.5)
Certificates of deposit of $100,000 through $250,000	455,594	19.5	452,705	18.7	2,889	0.6
Certificates of deposit greater than $250,000	133,045	5.7	126,075	5.2	6,970	5.5
Subtotal	1,028,896	44.0	1,112,221	45.9	(83,325)	(7.5)
Total	$2,339,418	100.0%	$2,427,331	100.0%	$(87,913)	(3.6)%

FS Bancorp Q4 Earnings
January 21, 2025

(Dollars in thousands)
	December 31, 2024		December 31, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$627,679	26.8%	$654,048	25.9%	$(26,369)	(4.0)%
Interest-bearing checking (1)	176,561	7.5	244,028	9.7	(67,467)	(27.6)
Escrow accounts related to mortgages serviced (2)	10,479	0.5	16,783	0.7	(6,304)	(37.6)
Subtotal	814,719	34.8	914,859	36.3	(100,140)	(10.9)
Savings	154,188	6.6	151,630	6.0	2,558	1.7
Money market (3)	341,615	14.6	359,063	14.2	(17,448)	(4.9)
Subtotal	495,803	21.2	510,693	20.2	(14,890)	(2.9)
Certificates of deposit less than $100,000 (4)	440,257	18.8	587,858	23.3	(147,601)	(25.1)
Certificates of deposit of $100,000 through $250,000	455,594	19.5	429,373	17.0	26,221	6.1
Certificates of deposit greater than $250,000	133,045	5.7	79,540	3.2	53,505	67.3
Subtotal	1,028,896	44.0	1,096,771	43.5	(67,875)	(6.2)
Total	$2,339,418	100.0%	$2,522,323	100.0%	$(182,905)	(7.3)%

_______________________

(1)	There were no brokered deposits at December 31, 2024 and September 30, 2024, and $70.2 million of brokered deposits at December 31, 2023.
(2)	Noninterest-bearing accounts.
(3)	Includes $279,000, $1.0 million, and $1,000 of brokered deposits at December 31, 2024, September 30, 2024 and December 31, 2023, respectively.
(4)	Includes $143.1 million, $250.2 million, and $361.3 million of brokered deposits at December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

At December 31, 2024, CDs, which include retail and nonretail CDs, totaled $1.03 billion, compared to $1.11 billion at September 30, 2024, and $1.10 billion at December 31, 2023, with nonretail CDs representing 15.0%, 22.5% and 34.2% of total CDs at such dates, respectively.  At December 31, 2024, nonretail CDs, which include brokered CDs, online CDs, and public funds CDs, decreased $108.1 million to $154.8 million, compared to $262.9 million at September 30, 2024, primarily due to a decrease of $107.2 million in brokered CDs. Nonretail CDs totaled $154.8 million at December 31, 2024, compared to $374.5 million at December 31, 2023. The decrease in brokered CDs was primarily due to more favorable rates in FHLB borrowings at maturity.

At December 31, 2024, the Bank had uninsured deposits of approximately $652.7 million, compared to approximately $644.9 million in September 30, 2024, and approximately $606.5 million at December 31, 2023.  The uninsured amounts are estimated based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At December 31, 2024, borrowings increased $144.0 million to $307.8 million from $163.8 million at September 30, 2024, and increased $214.1 million, from $93.7 million at December 31, 2023. These increases coincide primarily with the decreases in brokered CDs mentioned above due to more favorable rates in FHLB borrowings. The borrowings were comprised of FHLB advances of $258.8 million and overnight borrowings of $49.0 million.

Total stockholders’ equity increased $6.9 million, to $295.8 million at December 31, 2024, from $288.9 million at September 30, 2024, and increased $31.3 million from $264.5 million at December 31, 2023. The increase in stockholders’ equity at December 31, 2024, compared to September 30, 2024, reflects net income of $7.4 million, partially offset by dividends paid of $2.1 million. Stockholders’ equity was also positively impacted by a $1.1 million net decrease in accumulated other comprehensive loss, net of tax, reflecting changes in market interest rates during the quarter. Book value per common share was $38.26 at December 31, 2024, compared to $37.45 at September 30, 2024, and $34.36 at December 31, 2023.

FS Bancorp Q4 Earnings
January 21, 2025

The Bank is considered well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 14.2%, a Tier 1 leverage capital ratio of 11.2%, and a common equity Tier 1 (“CET1”) capital ratio of 12.9% at December 31, 2024.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.5%, a Tier 1 leverage capital ratio of 9.9%, and a CET1 ratio of 11.4% at December 31, 2024.

Credit Quality

The allowance for credit losses for loans (“ACLL”) was $31.9 million, or 1.26% of gross loans receivable (excluding loans HFS), at December 31, 2024, compared to $31.2 million, or 1.25% of gross loans receivable (excluding loans HFS), at September 30, 2024, and $31.5 million, or 1.30% of gross loans receivable (excluding loans HFS), at December 31, 2023. The increases in the ACLL at December 31, 2024, compared to the prior quarter and the same quarter a year ago was primarily due to loan growth, increases in nonperforming loans, and an increase in charge-offs. The allowance for credit losses on unfunded loan commitments decreased $98,000 to $1.4 million at December 31, 2024, compared to $1.5 million at both September 30, 2024, and December 31, 2023.

Nonperforming loans increased $2.8 million to $13.6 million at December 31, 2024, from $10.8 million at September 30, 2024, and from $11.0 million at December 31, 2023. The increase in nonperforming loans at December 31, 2024, from the prior quarter was primarily due to increases in commercial real estate loans of $1.6 million, commercial business loans of $871,000, and construction and development loans of $242,000.  The increase in nonperforming loans compared to the prior year was primarily due to increases in commercial real estate loans of $1.7 million, commercial business loans of $763,000, and construction and development loans of $280,000, partially offset by a decrease in indirect home improvement loans of $186,000 and marine loans of $53,000.

Loans classified as substandard decreased $280,000 to $22.9 million at December 31, 2024, compared to $23.2 million at September 30, 2024, and decreased $1.6 million from $24.5 million at December 31, 2023. The decrease in substandard loans at December 31, 2024, compared to the prior quarter was primarily attributable to decreases of $592,000 in commercial and industrial loans and $93,000 in indirect home improvement loans, partially offset by an increase of $243,000 in construction and development loans. Compared to the prior year, the decrease in substandard loans was primarily due to decreases of $1.3 million in commercial and industrial loans, $318,000 in commercial real estate loans, and $186,000 in indirect home improvement loans, partially offset by an increase of $281,000 million in construction and development loans. There was no other real estate owned (“OREO”) property at December 31, 2024, September 30, 2024, and December 31, 2023.

Operating Results

Net interest income increased $659,000 to $31.1 million for the three months ended December 31, 2024, from $30.5 million for the three months ended December 31, 2023, primarily as a result of an increase in interest income on loans receivable, including fees, partially offset by an increase in interest expense. Total interest income for the three months ended December 31, 2024, increased $2.5 million compared to the same period last year, primarily due to an increase of $2.8 million in interest income on loans receivable, including fees. This growth was primarily attributable to new loans being originated at higher rates and variable rate loans repricing higher following increases in market interest rates. Total interest expense increased $1.9 million to $15.9 million for the three months ended December 31, 2024, compared to the same period last year, primarily the result of higher market interest rates on brokered deposits and borrowings.

For the year ended December 31, 2024, net interest income decreased $198,000 to $123.1 million, from $123.3 million for the year ended December 31, 2023, as a $17.6 million increase in interest income was more than offset by a $17.8 million increase in interest expense.

FS Bancorp Q4 Earnings
January 21, 2025

NIM increased seven basis points to 4.31% for the three months ended December 31, 2024, compared to 4.24% for the same period in the prior year.  However, for the year ended December 31, 2024, NIM decreased 18 basis points to 4.30% from 4.48% for the year ended December 31, 2023. The increase in NIM for the three months ended December 31, 2024, compared to the same period in 2023, was due to higher net interest income, partially offset by a slight increase in average interest-earning assets.  In contrast, the decrease in NIM for the year ended December 31, 2024, compared to the prior year, was primarily the result of higher average interest-earning assets and a slight decrease in net interest income between the periods.

The average total cost of funds, including noninterest-bearing checking, increased 28 basis points to 2.38% for the three months ended December 31, 2024, from 2.10% for the three months ended December 31, 2023. This increase was predominantly due to higher market rates for deposits and increased utilization of higher cost borrowings. The average cost of funds increased 71 basis points to 2.43% for the year ended December 31, 2024, from 1.72% for the year ended December 31, 2023, also reflecting increases in market interest rates over last year and increased utilization of borrowings. Management remains focused on matching deposit/liability duration with the duration of loans/assets where feasible.

For the three months and year ended December 31, 2024, the provision for credit losses on loans was $1.6 million and $5.6 million, compared to $1.7 million and $5.8 million, for the three months and year ended December 31, 2023, respectively.  The provision for credit losses on loans reflects consumer charge-offs and organic loan growth during the periods.

During the three months ended December 31, 2024, net charge-offs increased $348,000 to $983,000, compared to $635,000 for the same period last year, reflecting increased net charge-offs of $330,000 in indirect home improvement loans and $167,000 in marine loans, partially offset by decreases of $144,000 in commercial business loans and $10,000 in deposits and overdrafts. Net charge-offs increased $3.1 million to $5.3 million during the year ended December 31, 2024, compared to $2.2 million during the year ended December 31, 2023, reflecting increased net charge-off increases of $1.8 million in indirect home improvement loans, $905,000 in C&I loans, $313,000 in marine loans, and $71,000 in other consumer loans. Management attributes the increase in net charge-offs over the year primarily to volatile economic conditions.

Noninterest income decreased $846,000 to $4.6 million, for the three months ended December 31, 2024, from $5.5 million for the three months ended December 31, 2023. The decrease reflects a $910,000 decrease in other noninterest income, primarily as a result of a reduction in fair value on loans held under the fair value option, and a decrease of $273,000 in service charges and fee income, primarily due to the sale of MSRs in the first quarter of 2024. These decreases were partially offset by a $320,000 increase in gain on sale of loans.  Noninterest income increased $1.1 million to $21.6 million for the year ended December 31, 2024, from $20.5 million for the year ended December 31, 2023. This increase was primarily the result of an $8.4 million gain on sale of MSRs mentioned above with no similar transaction occurring in the same period in 2023, and a $1.8 million increase in gain on sale of loans, partially offset by a $7.8 million loss on sale of investment securities resulting from management's strategic decision to increase the yields and reduce the duration of the securities portfolio, and a $1.1 million decrease in service charges and fee income due to a reduction in loan servicing fees due to the sale of MSRs in the first quarter of 2024.

Noninterest expense increased $1.9 million to $24.4 million for the three months ended December 31, 2024, from $22.4 million for the three months ended December 31, 2023. The increase in noninterest expense was primarily the result of an increase of $1.4 million in salaries and benefits, primarily driven by increased commissions for organic loan growth, $492,000 in data processing, reflecting loan growth, $455,000 in professional (consulting) and board fees, primarily related to the purchase of tax credits recorded in the third quarter. In addition, a $583,000 fair value recovery on servicing rights was recorded during the fourth quarter of 2024, compared to a $48,000 fair value impairment on servicing rights during the same period in 2023. Noninterest expense increased $3.8 million, to $97.6 million for the year ended December 31, 2024, from $93.7 million for the year ended December 31, 2023. This increase was primarily due to increases of $1.8 million in data processing, $1.5 million in professional (consulting) and board fees, $1.5 million in salaries and benefits, and $479,000 in occupancy, partially offset by a decrease of $1.6 million in acquisition costs as a result of no acquisition costs during the fourth quarter of 2024.

FS Bancorp Q4 Earnings
January 21, 2025

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon.  It operates through 27 Bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities and Vancouver.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures, including repricing and competitors' pricing initiatives, and their impact on our market position, loan, and deposit products; adverse changes in the securities markets; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; volatility in the mortgage industry; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the potential imposition of new tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with or furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FS Bancorp Q4 Earnings
January 21, 2025

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Prior Year
	December 31,	September 30,	December 31,	Quarter	Quarter
	2024	2024	2023	% Change	% Change
ASSETS
Cash and due from banks	$19,280	$17,950	$17,083	7	13
Interest-bearing deposits at other financial institutions	12,355	22,390	48,608	(45)	(75)
Total cash and cash equivalents	31,635	40,340	65,691	(22)	(52)
Certificates of deposit at other financial institutions	1,727	12,001	24,167	(86)	(93)
Securities available-for-sale, at fair value	281,175	228,199	292,933	23	(4)
Securities held-to-maturity, net	8,455	8,455	8,455	—	—
Loans held for sale, at fair value	27,835	49,373	25,668	(44)	8
Loans receivable, net	2,501,951	2,463,697	2,401,481	2	4
Accrued interest receivable	13,881	14,014	14,005	(1)	(1)
Premises and equipment, net	29,756	30,026	30,578	(1)	(3)
Operating lease right-of-use	5,378	5,365	6,627	—	(19)
Federal Home Loan Bank stock, at cost	15,621	9,504	2,114	64	639
Deferred tax asset, net	7,059	4,222	6,725	67	5
Bank owned life insurance (“BOLI”), net	38,528	38,453	37,719	—	2
MSRs, held at the lower of cost or fair value	9,204	8,739	9,090	5	1
MSRs, held for sale, held at the lower of cost or fair value	—	—	8,086	—	(100)
Goodwill	3,592	3,592	3,592	—	—
Core deposit intangible, net	13,710	14,586	17,343	(6)	(21)
Other assets	39,670	39,642	18,395	—	116
TOTAL ASSETS	$3,029,177	$2,970,208	$2,972,669	2	2
LIABILITIES
Deposits:
Noninterest-bearing accounts	$638,158	$657,753	$670,831	(3)	(5)
Interest-bearing accounts	1,701,260	1,769,578	1,851,492	(4)	(8)
Total deposits	2,339,418	2,427,331	2,522,323	(4)	(7)
Borrowings	307,806	163,806	93,746	88	228
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(406)	(423)	(473)	(4)	(14)
Total subordinated notes less unamortized debt issuance costs	49,594	49,577	49,527	—	—
Operating lease liability	5,556	5,548	6,848	—	(19)
Other liabilities	31,036	35,044	35,737	(11)	(13)
Total liabilities	2,733,410	2,681,306	2,708,181	2	1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,833,014 shares issued and outstanding at December 31, 2024, 7,817,172 at September 30, 2024, and 7,800,545 at December 31, 2023	78	78	78	—	—
Additional paid-in capital	55,716	55,264	57,362	1	(3)
Retained earnings	257,113	251,843	230,354	2	12
Accumulated other comprehensive loss, net of tax	(17,140)	(18,283)	(23,306)	(6)	(26)
Total stockholders’ equity	295,767	288,902	264,488	2	12
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,029,177	$2,970,208	$2,972,669	2	2

FS Bancorp Q4 Earnings
January 21, 2025

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Linked	Prior Year
	December 31,	September 30,	December 31,	Quarter	Quarter
	2024	2024	2023	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$43,654	$43,800	$40,863	—	7
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,320	3,243	3,580	2	(7)
Total interest and dividend income	46,974	47,043	44,443	—	6
INTEREST EXPENSE
Deposits	13,543	13,486	12,055	—	12
Borrowings	1,831	1,828	1,447	—	27
Subordinated notes	486	485	486	—	—
Total interest expense	15,860	15,799	13,988	—	13
NET INTEREST INCOME	31,114	31,244	30,455	—	2
PROVISION FOR CREDIT LOSSES	1,522	1,513	1,402	1	9
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	29,592	29,731	29,053	—	2
NONINTEREST INCOME
Service charges and fee income	2,513	2,482	2,786	—	(10)
Gain on sale of loans	1,733	2,523	1,413	(31)	23
Gain on sale of MSRs	—	141	—	(100)	NM
Gain on sale of investment securities, net	—	11	—	(100)	NM
Earnings on cash surrender value of BOLI	256	252	239	2	7
Other noninterest income	108	558	1,018	(81)	(89)
Total noninterest income	4,610	5,967	5,456	(23)	(16)
NONINTEREST EXPENSE
Salaries and benefits	14,172	13,985	12,742	1	11
Operations	3,175	3,827	3,326	(17)	(5)
Occupancy	1,821	1,662	1,708	10	7
Data processing	2,252	2,156	1,760	4	28
Gain on sale of OREO	—	—	(148)	—	(100)
Loan costs	781	666	497	17	57
Professional and board fees	1,038	1,223	583	(15)	78
FDIC insurance	490	533	660	(8)	(26)
Marketing and advertising	329	377	277	(13)	19
Amortization of core deposit intangible	876	897	980	(2)	(11)
(Recovery) impairment of servicing rights	(583)	506	48	NM	NM
Total noninterest expense	24,351	25,832	22,433	(6)	9
INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	9,851	9,866	12,076	—	(18)
PROVISION (BENEFIT) FOR INCOME TAXES	2,469	(420)	2,304	NM	7
NET INCOME	$7,382	$10,286	$9,772	(28)	(24)
Basic earnings per share	$0.94	$1.32	$1.25	(29)	(25)
Diluted earnings per share	$0.92	$1.29	$1.23	(29)	(25)

FS Bancorp Q4 Earnings
January 21, 2025

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Year Ended		Year
	December 31,	December 31,	Over Year
	2024	2023	% Change
INTEREST INCOME
Loans receivable, including fees	$170,857	$154,945	10
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	13,980	12,247	14
Total interest and dividend income	184,837	167,192	11
INTEREST EXPENSE
Deposits	53,163	36,751	45
Borrowings	6,627	5,196	28
Subordinated note	1,942	1,942	—
Total interest expense	61,732	43,889	41
NET INTEREST INCOME	123,105	123,303	—
PROVISION FOR CREDIT LOSSES	5,511	4,774	15
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	117,594	118,529	(1)
NONINTEREST INCOME
Service charges and fee income	10,026	11,138	(10)
Gain on sale of loans	8,557	6,711	28
Gain on sale of MSRs	8,356	—	NM
Loss on sale of investment securities, net	(7,836)	—	NM
Earnings on cash surrender value of BOLI	990	920	8
Other noninterest income	1,463	1,721	(15)
Total noninterest income	21,556	20,490	5
NONINTEREST EXPENSE
Salaries and benefits	55,092	53,622	3
Operations	13,529	13,070	4
Occupancy	6,857	6,378	8
Data processing	8,424	6,852	23
Gain on sale of OREO	—	(148)	(100)
Loan costs	2,685	2,574	4
Professional and board fees	4,072	2,584	58
FDIC insurance	2,005	2,392	(16)
Marketing and advertising	1,310	1,349	(3)
Acquisition costs	—	1,562	(100)
Amortization of core deposit intangible	3,633	3,464	5
(Impairment) recovery of servicing rights	(38)	48	NM
Total noninterest expense	97,569	93,747	4
INCOME BEFORE PROVISION FOR INCOME TAXES	41,581	45,272	(8)
PROVISION FOR INCOME TAXES	6,557	9,219	(29)
NET INCOME	$35,024	$36,053	(3)
Basic earnings per share	$4.48	$4.63	(3)
Diluted earnings per share	$4.36	$4.56	(4)

FS Bancorp Q4 Earnings
January 21, 2025

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	December 31,	September 30,	December 31,
PERFORMANCE RATIOS:	2024	2024	2023
Return on assets (ratio of net income to average total assets) (1)	0.98%	1.38%	1.32%
Return on equity (ratio of net income to average total stockholders' equity) (1)	9.88	14.08	15.01
Yield on average interest-earning assets (1)	6.51	6.56	6.19
Average total cost of funds (1)	2.38	2.39	2.10
Interest rate spread information – average during period	4.13	4.17	4.09
Net interest margin (1)	4.31	4.35	4.24
Operating expense to average total assets (1)	3.24	3.47	3.02
Average interest-earning assets to average interest-bearing liabilities (1)	143.27	144.28	143.45
Efficiency ratio (2)	68.16	69.42	62.47
Common equity ratio (ratio of stockholders' equity to total assets)	9.76	9.73	8.90
Tangible common equity ratio (3)	9.25	9.17	8.25

	For the Year Ended
	December 31,	December 31,
PERFORMANCE RATIOS:	2024	2023
Return on assets (ratio of net income to average total assets)	1.18%	1.27%
Return on equity (ratio of net income to average total stockholders' equity)	12.22	14.36
Yield on average interest-earning assets	6.46	6.07
Average total cost of funds	2.43	1.72
Interest rate spread information – average during period	4.03	4.36
Net interest margin	4.30	4.48
Operating expense to average total assets	3.29	3.30
Average interest-earning assets to average interest-bearing liabilities	143.92	145.50
Efficiency ratio (2)	67.45	65.20

	December 31,	September 30,	December 31,
ASSET QUALITY RATIOS AND DATA:	2024	2024	2023
Nonperforming assets to total assets at end of period (4)	0.45%	0.36%	0.37%
Nonperforming loans to total gross loans (excluding loans HFS) (5)	0.54	0.43	0.45
Allowance for credit losses – loans to nonperforming loans (5)	234.55	290.07	288.11
Allowance for credit losses – loans to total gross loans (excluding loans HFS)	1.26	1.25	1.30

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
PER COMMON SHARE DATA:	2024		2024		2023
Basic earnings per share	$0.94		$1.32		$1.25
Diluted earnings per share	$0.92		$1.29		$1.23
Weighted average basic shares outstanding	7,723,250		7,676,102		7,696,429
Weighted average diluted shares outstanding	7,897,099		7,854,389		7,795,383
Common shares outstanding at end of period	7,729,951	(6)	7,713,359	(7)	7,698,401	(8)
Book value per share using common shares outstanding	$38.26		$37.45		$34.36
Tangible book value per share using common shares outstanding (9)	$36.02		$35.10		$31.64

 ____________________________

(1)	Annualized.

FS Bancorp Q4 Earnings
January 21, 2025

(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible common equity ratio excludes intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans 90 days or more past due), foreclosed real estate and other repossessed assets.
(5)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(6)	Common shares were calculated using shares outstanding of 7,833,014 at December 31, 2024, less 103,063 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,817,172 at September 30, 2024, less 103,813 unvested restricted stock shares.
(8)	Common shares were calculated using shares outstanding of 7,800,545 at December 31, 2023, less 102,144 unvested restricted stock shares.
(9)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,		Linked Qtr.	Prior Year Qtr.
Average Balances	2024	2023	2024	2023	$ Change	$ Change
Assets
Loans receivable, net (1)	$2,533,664	$2,448,946	$2,511,553	$2,384,577	$84,718	$126,976
Securities available-for-sale, at amortized cost	265,483	321,735	282,684	288,152	(56,252)	(5,468)
Securities held-to-maturity	8,500	8,500	8,500	8,500	-	-
Interest-bearing deposits and certificates of deposit at other financial institutions	53,286	66,769	50,741	67,063	(13,483)	(16,322)
FHLB stock, at cost	10,300	3,403	7,579	4,740	6,897	2,839
Total interest-earning assets	2,871,233	2,849,353	2,861,057	2,753,032	21,880	108,025
Noninterest-earning assets	119,478	94,012	103,474	90,216	25,466	13,258
Total assets	$2,990,711	$2,943,365	$2,964,531	$2,843,248	$47,346	$121,283
Liabilities
Interest-bearing deposit accounts	$1,772,887	$1,817,369	$1,784,443	$1,732,342	$(44,482)	$52,101
Borrowings	181,599	119,451	153,926	110,328	62,148	43,598
Subordinated notes	49,584	49,517	49,559	49,492	67	67
Total interest-bearing liabilities	2,004,070	1,986,337	1,987,928	1,892,162	17,733	95,766
Noninterest-bearing deposit accounts	652,564	659,080	549,405	662,998	(6,516)	(113,593)
Other noninterest-bearing liabilities	36,722	39,651	140,648	36,992	(2,929)	103,656
Total liabilities	$2,693,356	$2,685,068	$2,677,981	$2,592,152	$8,288	$85,829

 ____________________________

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include tangible book value per share and tangible common equity ratio.  Management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and to its competitors.  Where applicable, the Company has also presented comparable GAAP information.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP.  These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q4 Earnings
January 21, 2025

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	December 31,		September 30,		December 31,
Tangible Book Value Per Share:	2024		2024		2023
Stockholders' equity (GAAP)	$295,767		$288,902		$264,488
Less: goodwill and core deposit intangible, net	(17,302)		(18,178)		(20,935)
Tangible common stockholders' equity (non-GAAP)	$278,465		$270,724		$243,553

Common shares outstanding at end of period	7,729,951	(1)	7,713,359	(2)	7,698,401	(3)

Book value per share (GAAP)	$38.26		$37.45		$34.36
Tangible book value per share (non-GAAP)	$36.02		$35.10		$31.64

Tangible Common Equity Ratio:
Total assets (GAAP)	$3,029,177		$2,970,208		$2,972,669
Less: goodwill and core deposit intangible assets	(17,302)		(18,178)		(20,935)
Tangible assets (non-GAAP)	$3,011,875		$2,952,030		$2,951,734

Common equity ratio (GAAP)	9.76%		9.73%		8.90%
Tangible common equity ratio (non-GAAP)	9.25		9.17		8.25

_______________________

(1)	Common shares were calculated using shares outstanding of 7,833,014 at December 31, 2024, less 103,063 unvested restricted stock shares.
(2)	Common shares were calculated using shares outstanding of 7,817,172 at September 30, 2024, less 103,813 unvested restricted stock shares.
(3)	Common shares were calculated using shares outstanding of 7,800,545 at December 31, 2024, less 102,144 unvested restricted stock shares.

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
President and Chief Financial Officer
(425) 771-5299
www.FSBWA.com